EXHIBIT 99.1

Contact:  Neenah Paper, Inc.

Bill McCarthy

Vice President — Financial Analysis and Investor Relations

678-518-3278

Neenah Paper to Call $65 million of 2014 Notes;

Reduces Annual Interest by $5 million

ALPHARETTA, GEORGIA — February 7, 2011 — Neenah Paper, Inc. (NYSE: NP) announced today that it has elected to conduct an early redemption (the “Partial Redemption”) of $65 million in aggregate principal amount  of its 7.375% Senior Notes due in 2014 (the “Notes”). There are currently $223 million of Notes outstanding with a call premium of 2.458% as of the date of the Partial Redemption. Following the Partial Redemption there will be $158 million of Notes outstanding. Bonnie Lind, Senior Vice President, Chief Financial Officer and Treasurer, stated, “As a result of our strong cash flow generation, Neenah’s liquidity position has continued to improve. By using available cash and borrowings from our existing credit facility to pay down approximately 30 percent of our outstanding Notes, we will significantly  reduce interest expense while maintaining financial flexibility and a sound capital structure.”

The Bank of New York Mellon Trust Company, N.A., trustee in respect of the Notes, is processing the transmittal of a notice of Partial Redemption to the holders of record of the Notes, and the Partial Redemption will be completed March 10, 2011. In addition to the $65 million principal payment for the Notes redeemed, the Partial Redemption will result in a cash expense of $1.6 million for the call premium and a non-cash charge of $0.8 million to write off unamortized debt issuance costs. The Partial Redemption is expected to be financed by approximately $40 million of cash on hand, with the remainder from borrowings under the Company’s existing $100 million revolving credit facility. The Company currently has nothing drawn against this facility. Following the transaction, interest expense on the 2014 Notes will be reduced by approximately $5 million per year.

About Neenah Paper, Inc.

Neenah Paper is a leader in premium and performance-based products used in a variety of applications. Its technical products business manufactures a variety of base substrates and applies saturating, coating and other surface treatments to make filtration media, backing and release papers, and other specialty materials for industrial and consumer applications. Neenah also produces premium fine papers for high-end printing and writing needs. Products are marketed under well-known brands such as CLASSIC®, ENVIRONMENT®, CRANE®, KIMDURA®, Gessner®, JET-PRO® SofStretch™ and varitess®. Based in Alpharetta, Georgia, the Company has manufacturing operations in the United States and Germany and sells its products in over 35 countries worldwide. Additional information about Neenah Paper can be found at the company’s web site, www.neenah.com.